Exhibit 99.1
FOR: OMNIVISION TECHNOLOGIES, INC.

CONTACT:	Peter V. Leigh
(408) 542-3188

Financial Dynamics:
Investor Relations: Jason Golz, Jordan Goldstein
(415) 439-4500
FOR IMMEDIATE RELEASE
OMNIVISION REPORTS RECORD
FINANCIAL RESULTS FOR FISCAL SECOND QUARTER 2006
~ Revenue Reaches $126.8 Million ~
~ Company Posts Earnings of $0.41 per Diluted Share ~
Sunnyvale, California (December 1, 2005) – OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading supplier of CMOS image sensors, today reported financial results for the second quarter of fiscal 2006 which ended on October 31, 2005.
Revenue for the second quarter was a record $126.8 million, up from $96.0 million in the first quarter of fiscal 2006, and $84.4 million in the second quarter of fiscal 2005. Net income in the second quarter was a record $22.6 million, or $0.41 per diluted share, compared to net income of $14.4 million, or $0.25 per diluted share, in the first quarter, and net income of $17.8 million, or $0.28 per diluted share, in the prior-year period.
Revenue for the first six months of fiscal 2006 was $222.8 million, compared to $183.2 million for the same period in fiscal 2005. Net income for the first six months of fiscal 2006 was $37.0 million, or $0.65 per diluted share, compared to net income of $37.6 million, or $0.60 per diluted share, for the same period in fiscal 2005.
Strong demand from mobile handset manufacturers had a positive impact on OmniVision’s revenue during the period. Revenue from Silicon Optronics, the Company’s joint venture with Powerchip Semiconductor Corporation which was consolidated for the first time in the first quarter of fiscal 2006, represented about 4% of total revenue in the quarter, and revenue in the quarter from the sale of previously reserved products was less than $1.0 million.
The Company’s gross margin for the second quarter was 36.1%, compared to 33.3% last quarter. The improvement in gross margin was principally due to a favorable product

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sales mix and better production yields. The Company booked additional reserves for possible excess and obsolete inventory of approximately $1.5 million during the quarter.
In response to strong demand from mobile handset manufacturers and other customers, OmniVision increased its inventories during the quarter. At October 31, 2005, inventories were $71.1 million, compared to $61.4 million on July 31, 2005 and $58.4 million at April 30, 2005. Most of the increase was from work-in-progress, representing products which will become available for sale in the third quarter. Inventory turnover remained within the Company’s target range of four to five times per year.
The Company ended the period with a strong cash and short-term investments position totaling $266.1 million, which is net of the cash used in the Company’s share repurchase program as discussed below.
“We are delighted to report record revenue and earnings for the quarter,” said Shaw Hong, OmniVision’s president and chief executive officer. “We achieved strong growth and solid gross margins during the quarter, which we believe are indicative of broad market acceptance of our family of image sensors in both mainstream and advanced applications. We are optimistic about our future prospects.”
Share Repurchase Update
During the quarter, the Company purchased 4,620,000 shares for $62.4 million, for an average cost of $13.51 per share. Share repurchases during the quarter increased earnings in the quarter by $0.02 per share. Since June 2005, when OmniVision’s Board authorized up to $100 million of the Company’s cash to repurchase its own stock in an open market program, OmniVision has repurchased 5,870,000 shares at a total cost of $79.6 million.
Outlook
Based on current trends, the Company expects fiscal third quarter 2006 revenue to be in the range of $130-$140 million and diluted EPS to be in the range of $0.42-$0.47 per share.
Conference Call
OmniVision Technologies will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. This conference call may be accessed by dialing 866-578-5788 or 617-213-8057 and indicating passcode 88700856. The call can be accessed via a webcast at www.ovt.com.
A replay of the call will be available approximately one hour after the call and last for seven days. To access this replay, dial 617-801-6888 and enter passcode 58026933. A Web replay will be available for approximately 90 days at www.ovt.com.
About OmniVision

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OmniVision Technologies designs and markets high-performance semiconductor image sensors. Its OmniPixel™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com.
OmniVision, CameraChip, and OmniPixel are trademarks of OmniVision Technologies, Inc.
Safe Harbor Statement
Certain statements in this press release, including statements relating to the Company’s expectations regarding revenue and diluted earnings per share for the quarter ending January 31, 2006 and our optimism regarding our future prospects, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and important factors could cause actual results to differ materially from those in the forward-looking statements. These important factors include, without limitation, competition in current and emerging markets for image sensor products, including pricing pressures, the Company’s ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phones and digital still cameras; wafer manufacturing yields and other manufacturing processes; the Company’s ability to accurately forecast customer demand for its products; the development, production, introduction and marketing of new products and technology; the potential loss of one or more key customers or distributors; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent annual report filed on Form 10-K, and its most recent quarterly report filed on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.”

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OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31,	April 30,
	2005	2005
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$266,076	$294,715
Accounts receivable, net	73,548	59,740
Inventories	71,056	58,429
Refundable and deferred income taxes	5,390	5,402
Prepaid expenses and other assets	5,333	2,542

Total current assets	421,403	420,828

Property, plant and equipment, net	18,978	19,342
Long-term investments	16,543	6,814
Goodwill	4,892	4,892
Intangibles, net	25,626	26,414
Other non-current assets	2,249	1,543

Total assets	$489,691	$479,833

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings of consolidated affiliate	$894	$—
Accounts payable	48,680	26,081
Accrued expenses and other current liabilities	14,416	14,196
Accrued income taxes payable	41,816	32,313
Deferred income	8,272	5,483

Total current liabilities	114,078	78,073

Long-term liabilities:
Deferred tax liabilities	8,392	9,347

Total long-term liabilities	8,392	9,347

Total liabilities	122,470	87,420

Minority interest	16,926	2,315

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 58,074 issued and 52,204 outstanding at October 31, 2005 and 57,634 shares issued and outstanding at April 30, 2005, respectively	58	58
Additional paid-in capital	266,326	263,102
Accumulated other comprehensive loss	(463)	(25)
Treasury stock, 5,870 shares at October 31, 2005 and zero shares at April 30, 2005	(79,568)	—
Retained earnings	163,942	126,963

Total stockholders’ equity	350,295	390,098

Total liabilities, minority interest and stockholders’ equity	$489,691	$479,833

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OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
Revenues	$126,820	$84,436	$222,814	$183,243
Cost of revenues	80,997	46,213	145,062	105,281

Gross profit	45,823	38,223	77,752	77,962

Operating expenses:
Research and development	9,935	6,680	18,412	11,844
Selling, general and administrative	9,059	7,052	15,835	14,174
Stock-based compensation	—	352	2	555

Total operating expenses	18,994	14,084	34,249	26,573

Income from operations	26,829	24,139	43,503	51,389
Interest income, net	2,094	899	4,053	1,559
Other income (loss), net	36	(323)	59	(661)

Income before income taxes and minority interest	28,959	24,715	47,615	52,287
Provision for income taxes	5,791	6,921	9,523	14,641
Minority interest	571	—	1,113	—

Net income	$22,597	$17,794	$36,979	$37,646

Net income per share:
Basic	$0.42	$0.32	$0.67	$0.67

Diluted	$0.41	$0.28	$0.65	$0.60

Shares used in computing net income per share:
Basic	53,807	56,485	55,493	56,396

Diluted	55,486	63,031	57,193	62,305

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